Smart Sand, Inc. Announces Third Quarter 2024 Results
•3Q 2024 total tons sold of approximately 1.2 million
•3Q 2024 revenue of $63.2 million
•3Q 2024 net income before income taxes $(5.2) million
•3Q 2024 adjusted EBITDA of $5.7 million

YARDLEY, Pennsylvania, November 12, 2024 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac and industrial sand supply and services company, a low-cost producer of high quality Northern White frac sand, a proppant logistics solutions provider through both its in-basin transloading terminals and SmartSystemsTM products and services and a provider of industrial product solutions, today announced results for the third quarter of 2024.
“We are pleased to report that our continued focus on pro-actively managing our cost structure and capital expenditures led to positive free cash flow for the quarter,” stated Chuck Young, CEO of Smart Sand. “We remain cash flow positive for 2024, and in keeping with our stated goal of returning capital to our shareholders this year, we recently paid a special dividend of $0.10 per common share outstanding, and we additionally announced a share buyback plan of up to $10 million.”
“Importantly, during the quarter, we put in place a new five-year $30 million ABL credit facility with our new lender First Citizens Bank. This facility provides us with an efficient and flexible source of funding that allows us manage our business going forward as well as the ability to act quickly on emerging opportunities.
We continue to believe in the long-term fundamentals of the oil and gas business, and although volumes decreased modestly quarter over quarter, demand remains strong through the fourth quarter. As for 2025, we are particularly excited about anticipated growing demand for natural gas in both the US and Canadian markets coupled with oil activity that is expected to increase in the Utica basin. As a result, we expect a pickup in activity and volumes through the end of the year and in the first half of 2025.”

Third Quarter 2024 Highlights
Tons sold were approximately 1,189,000 in the third quarter of 2024, compared to approximately 1,274,000 tons in the second quarter of 2024 and 1,219,000 tons in the third quarter of 2023, a 7% decrease sequentially and a 2% decrease over the comparable period in 2023.
Revenues were $63.2 million in the third quarter of 2024, compared to $73.8 million in the second quarter of 2024 and $76.9 million in the third quarter of 2023. Revenues declined in the third quarter of 2024, compared to both the second quarter of 2024 and third quarter 2023, due primarily to lower sales volumes and lower average selling prices. The supply and demand for Northern White sand have become more in balance over the course of 2024 which has led to pricing pressure.
For the third quarter of 2024, we had net loss before income tax of $5.2 million, compared to a net income before income tax of $1.9 million, for the second quarter of 2024 and net income before income tax of $4.8 million, for the third quarter of 2023. Income tax expense and benefits distorts our results of operations. We do not expect to make payments for federal income tax in 2024. For the third quarter of 2024, we had lower net income before income tax expense as compared to the second quarter of 2024 and the third quarter 2023 due primarily to lower revenues from lower sales volumes and lower average sand prices coupled with lower SmartSystem rental revenue due to reduced fleet utilization in the quarter. Additionally, we had a $1.1 million non-cash charge related to the closing and relocation of our fabrication operations in Canada and $1.3 million in bank fees and legal expenses related to refinancing our expiring ABL credit facility.
We reduced our SmartSytem fleet utilization in the quarter as we are currently in the process of revamping our SmartSystem fleet configuration to improve the efficiency of our fleet operations and to better meet the long term needs of the market. We are currently in testing mode for the revamped SmartSystems and expect to roll out the new fleet configuration early in 2025.
Third quarter 2024 contribution margin of $13.2 million, or $11.09 per ton sold, was a decrease compared to $19.8 million or $15.53 per ton sold, for the second quarter of 2024, and $21.0 million or $17.20 per ton sold for the third quarter of 2023. The decline in contribution margin and contribution margin per ton for both comparable periods was due primarily to lower average selling prices of our frac sand, partially offset by reduced production costs on both lower volumes and due to cost cutting measures implemented by management.
Adjusted EBITDA was $5.7 million for the third quarter of 2024, compared to $11.9 million for the second quarter of 2024 and $13.2 million for the third quarter of 2023. The decrease in adjusted EBITDA in the third quarter of 2024 compared to both of the comparable periods was primarily due to lower contribution margin per ton sold in the current period, which was driven by lower average selling prices.
Net cash provided by operating activities was $5.8 million in the third quarter of 2024, compared to net cash provided by operating activities of $14.9 million in the second quarter of 2024 and net cash provided by operating activities of $12.5 million in the third quarter of 2023. The decline in cash flow from operations in the third quarter of 2024 compared to the second quarter of 2024 was primarily due to reduced sales volumes and lower average selling prices in the current period.
Free cash flow was $3.7 million for the third quarter of 2024. Net cash provided by operating activities was $5.8 million and capital expenditures were $2.1 million in the third quarter of 2024. We currently estimate that full year 2024 capital expenditures will be between $8.0 million and $10.0 million.
Liquidity
On October 3, 2024, the Smart Sand Board of Directors declared a special dividend of $0.10 per share of common stock, which was paid on October 28, 2024 to stockholders of record at the close of business on October 15, 2024.
On October 3, 2024, the Smart Sand Board of Directors also approved an eighteen month share repurchase program under which we may purchase up to $10.0 million of our ordinary shares (the “Repurchase Program”). Pursuant to the Repurchase Program, we may repurchase our ordinary shares from time to time, in amounts, at prices and at such times as management deems appropriate, subject to market conditions and other considerations. Management may make repurchases in the open market, privately negotiated transactions, accelerated repurchase programs or structured share repurchase programs. The Repurchase Program will be conducted in compliance with applicable legal requirements and shall be subject to market conditions and other factors. The Repurchase Program does not obligate management to acquire any particular amount of ordinary shares and the Repurchase Program may be modified or suspended at any time.
Our primary sources of liquidity are cash on hand, cash flow generated from operations and available borrowings under the FCB ABL Credit Facility. As of September 30, 2024, cash on hand was $7.2 million and we had $30.0 million in undrawn availability on the FCB ABL Credit Facility.
Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on November 13, 2024 at 10:00 a.m. Eastern Time to discuss its third quarter 2024 financial results. Investors are invited to join the conference by dialing (646) 357-8785 or 1-800-836-8184 and referencing “Smart Sand” when connected to the operator. Additionally, the call may also be streamed via webcast at https://app.webinar.net/nrpLXmEX8Jz or within the “Investors” section of the Company’s website at www.smartsand.com. A replay will be available shortly after the call and can be accessed on the “Investors” section of the Company’s website.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results, including the Company’s expectations regarding future sales. We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions. Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, delays in the completion of certain expansion and improvement projects at our existing facilities or failure to recognize the anticipated benefits of such projects, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 11, 2024, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed by the Company with the SEC on November 12, 2024.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistic solutions to our frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. The Company also offers logistics solutions to our customers through its in-basin transloading terminals and our SmartSystems wellsite storage capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
	(unaudited)	(unaudited)	(unaudited)

Revenues:
Sand revenue	$62,232	$71,020	$74,869
SmartSystems revenue	926	2,780	2,031
Total revenue	63,158	73,800	76,900
Cost of goods sold:
Sand cost of goods sold	55,601	58,903	61,490
SmartSystems cost of goods sold	1,070	1,824	1,012
Total cost of goods sold	56,671	60,727	62,502
Gross profit	6,487	13,073	14,398
Operating expenses:
Selling, general and administrative	9,703	8,871	8,917
Depreciation and amortization	633	671	647
Loss (gain) on disposal of fixed asset, net	1,063	3	(92)
Total operating expenses	11,399	9,545	9,472
Operating income	(4,912)	3,528	4,926
Other income (expenses):
Loss on extinguishment of debt	(31)	(1,310)	—
Interest expense, net	(344)	(393)	(276)
Other income	53	75	198
Total other expenses, net	(322)	(1,628)	(78)
Income (loss) before income tax expense (benefit)	(5,234)	1,900	4,848
Income tax expense (benefit)	(5,136)	2,330	(1,879)
Net (loss) income	$(98)	$(430)	$6,727
Net (loss) income per common share:
Basic	$0.00	$(0.01)	$0.18
Diluted	$0.00	$(0.01)	$0.18
Weighted-average number of common shares:
Basic	38,926	38,724	38,253
Diluted	38,926	38,724	38,412

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$7,215	$6,072
Accounts receivable	24,164	23,231
Unbilled receivables	2,743	2,561
Inventory	27,839	26,823
Prepaid expenses and other current assets	2,786	3,217
Total current assets	64,747	61,904
Property, plant and equipment, net	241,889	255,092
Operating lease right-of-use assets	22,742	23,265
Intangible assets, net	5,282	5,876
Other assets	1,151	163
Total assets	$335,811	$346,300
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,860	$16,041
Accrued expenses and other liabilities	12,427	11,024
Deferred revenue	1,351	1,154
Current portion of long-term debt	3,664	15,711
Current portion of operating lease liabilities	9,497	10,536
Total current liabilities	37,799	54,466
Long-term debt	9,906	3,449
Long-term operating lease liabilities	13,964	14,056
Deferred tax liabilities, net	9,884	12,101
Asset retirement obligations	20,670	19,923
Other non-current liabilities	38	38
Total liabilities	92,261	104,033
Commitments and contingencies
Stockholders’ equity
Common stock	39	39
Treasury stock	(14,624)	(14,249)
Additional paid-in capital	184,390	181,973
Retained earnings	73,795	74,539
Accumulated other comprehensive loss	(50)	(35)
Total stockholders’ equity	243,550	242,267
Total liabilities and stockholders’ equity	$335,811	$346,300

SMART SAND, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net (loss) income	$(98)	$(430)	$6,727
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligations	6,594	7,255	7,021
Amortization of intangible assets	198	199	198
Loss (gain) on disposal of fixed assets	1,063	3	(92)
Amortization of deferred financing cost	36	27	26
Accretion of debt discount	—	45	47
Loss on extinguishment of debt	31	1,310	—
Deferred income taxes	(5,144)	2,331	(2,348)
Stock-based compensation	866	840	860
Employee stock purchase plan compensation	6	6	5
Changes in assets and liabilities:
Accounts receivable	2,068	6,343	5,980
Unbilled receivables	1,590	869	92
Inventory	(2,808)	553	(2,950)
Prepaid expenses and other assets	(157)	358	661
Deferred revenue	714	(1,738)	(4,328)
Accounts payable	1,028	(517)	(1,822)
Accrued and other expenses	(177)	(2,572)	2,400
Net cash (used in) provided by operating activities	5,810	14,882	12,477
Investing activities:
Purchases of property, plant and equipment	(2,135)	(1,354)	(6,881)
Proceeds from disposal of assets	79	1	50
Net cash used in investing activities	(2,056)	(1,353)	(6,831)
Financing activities:
Proceeds from the issuance of notes payable	646	9,109	—
Repayments of notes payable	(636)	(7,564)	(1,502)
Payments under finance leases	(53)	(58)	(200)
Payment of deferred financing and debt issuance costs	(626)	(78)	—
Proceeds from revolving credit facility	1,975	9,000	—
Repayment of revolving credit facility	(3,975)	(21,000)	—
Payment for debt extinguishment costs	—	(1,227)	—
Proceeds from equity issuance	26	—	23
Purchase of treasury stock	(153)	(52)	(150)
Net cash provided by financing activities	(2,796)	(11,870)	(1,829)
Net increase in cash and cash equivalents	958	1,659	3,817
Cash and cash equivalents at beginning of period	6,257	4,598	5,492
Cash and cash equivalents at end of period	$7,215	$6,257	$9,309

Non-GAAP Financial Measures
Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
We believe that reporting contribution margin and contribution margin per ton sold provides useful performance metrics to management and external users of our financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of our ability, as a combined business, to generate margin in excess of our operating cost base.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of gross profit to contribution margin.

	Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
	(in thousands, except per ton amounts)
Revenue	$63,158	$73,800	$76,900
Cost of goods sold	56,671	60,727	62,502
Gross profit	6,487	13,073	14,398
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,700	6,715	6,573
Contribution margin	$13,187	$19,788	$20,971
Contribution margin per ton	$11.09	$15.53	$17.20
Total tons sold	1,189	1,274	1,219
EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit) and other results of operations based taxes; and (iii) interest expense. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
	(in thousands)
Net (loss) income	$(98)	$(430)	$6,727
Depreciation, depletion and amortization	7,161	7,214	6,985
Income tax expense (benefit) and other taxes	(5,136)	2,330	(1,879)
Interest expense	383	408	304
EBITDA	$2,310	$9,522	$12,137
Net loss (gain) on disposal of fixed assets	1,063	3	(92)
Equity compensation	765	728	850
Acquisition and development costs	8	1,310	70
Loss on extinguishment of debt	31	—	—
Cash charges related to restructuring and retention	—	41	—
Accretion of asset retirement obligations	249	249	235
Bank and legal costs related to financing not closed	1,294	—	—
Adjusted EBITDA	$5,720	$11,853	$13,200

Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of net cash provided by operating activities to free cash flow.

	Three Months Ended
	September 30, 2024	June 30, 2024	September 30, 2023
	(in thousands)
Net cash provided by operating activities	$5,810	$14,882	$12,477
Purchases of property, plant and equipment	(2,135)	(1,354)	(6,881)
Free cash flow	$3,675	$13,528	$5,596

Investor Contacts:

Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com